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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:          Monroe Carell, Jr.
                  Chief Executive Officer
                  (615) 297-4255



                JAMES J. HAGAN RESIGNS AS CHIEF FINANCIAL OFFICER

NASHVILLE, TENN. (FEB. 20, 2001) - Central Parking Corporation (NYSE:CPC) today announced that James J. Hagan is resigning as Senior Vice President and Chief Financial Officer. Hagan's responsibilities will be handled on a temporary basis by Theresa Chester, Vice President-Controller. The Company announced that a search will be conducted for a permanent replacement.

         Monroe J. Carell, Jr., Chairman and Chief Executive Officer, commented, "Jim Hagan has done a good job for the Company and will provide consulting as we go through this transition. We will start a search immediately to locate a replacement."

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking services. The Company operates approximately 4,400 parking facilities containing approximately 1.6 million spaces at locations in 40 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Germany, Mexico, Poland, Spain and Venezuela.



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